UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 18, 2012

Shutterfly, Inc.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33031	94-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2012, Shutterfly, Inc. (“Company”) publicly announced that on July 18, 2012, the Board of Directors of the Company (“Board”) appointed Brian Regan, age 41, as Chief Financial Officer and Senior Vice President of the Company, effective upon his commencement of employment, which is expected to occur on August 20, 2012.

Before joining the Company and since July 2010, Mr. Regan served as Chief Financial Officer of Nextag, Inc., a comparison shopping website for products and services.  Prior to that from July 2008 to July 2010, he served as Chief Financial Officer and Executive Vice President of Ticketmaster Entertainment, Inc., a live entertainment ticketing and artist management company.  Prior to joining Ticketmaster, from 2004 to 2008, Mr. Regan held various positions at Expedia, Inc., including Senior Vice President, Finance, North America and Vice President, Finance, North America.  From 1995 to 2004, Mr. Regan held various positions at LendingTree, Inc. and PricewaterhouseCoopers, LLC.

In connection with this appointment, the Compensation Committee of the Board (“Compensation Committee”) approved, and Mr. Regan and the Company entered into, an Offer Letter of Employment dated July 18, 2012 (“Offer Letter”).  Pursuant to the Offer Letter, Mr. Regan will receive an annual base salary of $400,000 and will be eligible for a bonus of up to 30% of base salary under the Company’s Quarterly Bonus Plan.  In addition, Mr. Regan received a $120,000 hire-in bonus, repayable on a pro-rata basis if Mr. Regan leaves the Company within 18 months of his employment start date.

In addition, the Compensation Committee also granted Mr. Regan 155,000 restricted stock units (“RSUs”) pursuant to the Company’s 2006 Equity Incentive Plan. The RSUs vest in equal installments on the first four annual anniversaries of the grant date.

The Offer Letter further provides that, if Mr. Regan’s employment with the Company is involuntarily terminated without cause, Mr. Regan will be entitled to a lump-sum cash payment equal to six months of his current base salary, a cash payment equal to the applicable COBRA premiums for up to six months, and a twelve-month period from the date of such termination in which to exercise any vested stock options, in each case, if Mr. Regan signs a release of claims in favor of the Company.

In addition, pursuant to the Offer Letter, if the Company is subject to a change in control and within twelve months after that (i) Mr. Regan’s employment is terminated by the Company, or a successor entity, other than for cause or (ii) Mr. Regan resigns within three months for Good Reason (as defined below), subject to certain notice and cure periods, then Mr. Regan will receive the severance payment described above and, if Mr. Regan’s Company stock options or RSUs are assumed by the successor entity, he will vest in an additional number of shares or RSUs (including any earned and unearned performance-based RSUs) as would have vested in the twelve (12) months following the date of such termination. Receipt of these change of control benefits is conditioned on execution by Mr. Regan of a release of claims in favor of the Company and provided in lieu of, and not in addition to, any other severance-based benefits for which Mr. Regan might then be eligible.

Pursuant to the Offer Letter, Good Reason means Mr. Regan resigns: (i) due to a material reduction or change of his role with the Company immediately before such change of control; (ii) due to a relocation of the Company’s corporate office by more than thirty-five miles from its location immediately before such change of control; or (iii) due to a material reduction in his annual compensation, including base salary and bonus.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Offer Letter, dated July 18, 2012, by and between Shutterfly, Inc. and Brian Regan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jeffrey T. Housenbold
Jeffrey T. Housenbold
President and Chief Executive Officer

Date:  July 30, 2012

EXHIBIT INDEX

Number	Description

10.1	Offer Letter, dated July 18, 2012, by and between Shutterfly, Inc. and Brian Regan.